Exhibit 99.1

Celsion Reports Fourth Quarter and Full Year 2008 Financial Results

Key Pivotal ThermoDox® Clinical Trials Underway for Primary Liver Cancer and Recurrent Chest Wall Breast Cancer

COLUMBIA, Md., March 3, 2009: Celsion Corporation (NASDAQ:CLSN), a leading oncology drug development company, today announced financial results for the fourth quarter and year ended December 31, 2008. For the fourth quarter ended December 31, 2008, Celsion reported a net loss of $.9 million, or $0.09 per diluted share, compared to a net loss of $2.9 million, or $0.27 per diluted share, for the fourth quarter of 2007. The Company recorded a loss from continuing operations of $.9 million, or $0.09 per diluted share, for the fourth quarter of 2008, compared to a loss of $2.5 million, or $0.24 per diluted share, for the fourth quarter of 2007. In the fourth quarter of 2008, the Company entered into a ThermoDox® licensing agreement with Yakult Honsha for the territory of Japan and received a non-refundable $2.5 million up-front payment that was recorded as licensing revenue.

For the year ended December 31, 2008, the Company reported a net loss of $11.8 million, or $1.16 per diluted share, compared to net income of $35.3 million, or $3.07 per diluted share, in 2007. The Company recorded a loss from continuing operations of $11.8 million, or $1.16 per diluted share, for the year 2008, compared to a loss of $14 million, or $1.31 per diluted share, for the year 2007. In 2007, the Company divested its medical device business and recorded net income from discontinuing operations of $49.4 million.

Mr. Michael H. Tardugno, Celsion’s president and chief executive officer, commented, “During 2008, we made substantial progress advancing our lead oncology drug ThermoDox® into pivotal clinical trials. Celsion obtained FDA agreement for its Global Phase III study through Special Protocol Assessment, and is enrolling and recruiting patients at 28 sites in 6 countries. A second trial was initiated for recurrent chest wall breast cancer following agreement with FDA that an open label Phase I/II study with complete local response end point may be sufficient for ThermoDox® approval dependent on the response rate. We expect to complete enrollment for both studies in early 2010 and are very fortunate to be able to self-fund these critical milestones within our existing financial resources.”

“We continue to be very encouraged by the medical and pharmaceutical community’s high level of interest level in ThermoDox®”, Mr. Tardugno added. In December 2008, we completed an exclusive ThermoDox® licensing agreement with Yakult Honsha for the Japanese market. The license agreement will provide Celsion with $20.5 million in up front licensing payments, $18 million of which will be made upon ThermoDox® approval in Japan. Additionally, Celsion will receive escalating double digit royalties from product sales. The terms require Yakult to conduct and fund all studies uniquely required for NDA submission in Japan. We view this partnership as a further validation of ThermoDox®’s therapeutic potential and its significant market opportunity.”

“Both primary liver cancer and recurrent breast cancer are diseases with limited treatment options and no chemotherapeutic standard-of-care. ThermoDox® is a potent heat-activated liposomal encapsulated formulation of Doxorubicin that delivers a significantly greater concentration of the drug directly to the tumor than other liposomal Doxorubicin formulations. The promise of

ThermoDox®’s approach is reflected in the remarkable evidence of clinical activity shown our in Phase I studies.”

The Company is holding a conference call to provide a business update and discuss the fiscal 2008 results at 11:00 a.m. Eastern Time on Tuesday, March 3, 2009. To participate in the call, interested parties may dial 877-604-2080 (U.S./Canada) or 706-902-1383 (International) and use Conference ID: #87627643 to register ten minutes before the call is scheduled to begin. The call will also be broadcast live on the Internet at http://www.celsion.com.

The call will be archived for replay on March 3, 2009 at 2:00 P.M. and will remain available until Monday, March 9, 2009. The replay can be accessed at 800-642-1687 or 706-645-9291 using Conference ID: #87627643. The call will also be available on the Company’s website, http://www.celsion.com, for 30 days after 2:00 p.m. on Tuesday, March 3, 2009.

About ThermoDox®

ThermoDox® in combination with hyperthermia has the potential to provide local tumor control and improve quality of life. ThermoDox® is a proprietary heat-activated liposomal encapsulation of doxorubicin, an approved and frequently used oncology drug for the treatment of a wide range of cancers including breast cancer. Localized mild hyperthermia (40-42 degrees Celsius) releases the entrapped doxorubicin from the liposome. This delivery technology enables high concentrations of doxorubicin to be deposited preferentially in a targeted tumor.

For primary liver cancer, ThermoDox® is being evaluated in a 600 patient global Phase 3 study at 40 clinical sites under an FDA Special Protocol Assessment. The primary endpoint for the study is progression-free survival and enrollment  is expected to be completed in 2010. For recurrent chest wall breast cancer, ThermoDox® is being evaluated in a Phase I/II open-label, dose-escalating trial that is designed to measure durable local complete response at the tumor site. Celsion expects to enroll approximately 100 patients across the United States and to complete the study by the first half of 2010.  Additional information on these ThermoDox® clinical studies may be found at http://www.clinicaltrials.gov.

About Celsion

Celsion is a leading oncology company dedicated to the development and commercialization of innovative cancer drugs including tumor-targeting treatments using focused heat energy in combination with heat-activated drug delivery systems. Celsion has research, license, or commercialization agreements with leading institutions such as the National Institutes of Health, Duke University Medical Center, University of Hong Kong, Cleveland Clinic, and the North Shore Long Island Jewish Health System.

For more information on Celsion, visit our website: http://www.celsion.com.

Celsion Investor Contacts:

Sean Moran, Chief Financial Officer

Tel: +1 410 290 5390

Email : smoran@celsion.com

Geoff Grande, CFA

FD

Tel: +1 617 747 1721

Email: geoff.grande@fd.com

Celsion Media Contact:

Irma Gomez-Dib

FD

Tel: +1 212 850 5761

Email: irma.gomez-dib@fd.com

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials by others; possible acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

Celsion Corporation

Condensed Statements of Operations

(in thousands except for per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)

Licensing revenues	$2,500	$—	$2,500	$—

Operating expenses:
Research and development	3,584	2,153	12,006	8,231
General and administrative	456	528	2,042	5,355
Total operating expenses	4,040	2,681	14,048	13,586

Loss from operations	(1,540)	(2,681)	(11,548)	(13,586)

Other income (expense):
Other (expense) / income, net	579	(18)	(317)	(457)
Interest income	36	163	221	669
Interest expense	(9)	(17)	(142)	(695)

Loss from continuing operations before income taxes	(934)	(2,553)	(11,786)	(14,069)

Income taxes	—	—	—	—

Loss from continuing operations	$(934)	$(2,553)	$(11,786)	$(14,069)

Discontinued Operations
Income from discontinued operations (including gain on sale of $48,029,793)	—	209	—	50,237
Income tax expense	—	(544)	—	(819)

Income from discontinued operations	—	(335)	—	49,418

Net (loss) / income	$(934)	$(2,888)	$(11,786)	$35,349

Net loss from continuing operations per common share - basic	$(0.09)	$(0.24)	$(1.16)	$(1.31)

Net loss from continuing operations per common share - diluted	$(0.09)	$(0.24)	$(1.16)	$(1.31)

Net income from discontinued operations per common share - basic	$—	$(0.03)	$—	$4.60

Net income from discontinued operations per common share - diluted	$—	$(0.03)	$—	$4.29

Net (loss) / income per common share - basic	$(0.09)	$(0.27)	$(1.16)	$3.29

Net (loss) / income per common share - diluted	$(0.09)	$(0.27)	$(1.16)	$3.07

Weighted average shares outstanding - basic	10,154	10,636	10,149	10,732

Weighted average shares outstanding - diluted	10,154	11,433	10,149	11,514

Celsion Corporation

Condensed Balance Sheets

(in thousands)

	December 31,	December 31,
	2008	2007
	(Unaudited)

Current assets
Cash and short term investments	$7,517	$5,937
Accounts receivable	—	183
Due from Boston Scientific Corporation	15,000	15,000
Prepaid expenses	306	304
Escrow account - license fee	—	—
Total current assets	22,823	21,424

Property and equipment, net	223	268
Notes and loans receivable	221	1,382
Due from Boston Scientific Corporation - Non current	—	15,000
Other assets	421	965
Total other assets	642	17,347

Total assets	$23,688	$39,039

Current liabilities
Accounts payable	$1,186	$1,831
Accrued expenses	2,514	5,065
Income taxes payable	—	546
Note payable - current portion	235	677
Current portion of deferred revenue	—	—
Total current liabilities	3,935	8,119

Long-term liabilities
Notes payable	—	235
Other liabilities	27	34
Total long-term liabilities	27	269

Total liabilities	3,962	8,388

Stockholders’ equity
Common stock	108	108
Additional paid-in capital	86,542	85,681
Accumulated deficit	(66,924)	(55,138)
Total stockholders’ equity / (deficit)	19,726	30,651

Total liabilities and stockholders’ equity	$23,688	$39,039